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                                                                   EXHIBIT 10.10



                             DISTRIBUTION AGREEMENT

                                    between

                       INTERNATIONAL TECHNOLOGY PACKAGING
                 {A Division of Castle Keep Holding (USA), INC}

                       (hereinafter referred to as "ITP")

                                     -and-

                                     HISCO
                            6650 CONCORD PARK DRIVE
                                 HOUSTON, TEXAS
                                     77040

                      (hereinafter referred to as "HISCO")

1.  GENERAL

The purpose of this Distribution Agreement is to serve as a reference document outlining procedures to be followed and responsibilities of the parties in the on-going sourcing of capable and quality manufacturers for the opportunities presented by every HISCO branch for the sale of paper pulp molded products.

2.  FIRST RIGHT OF REFUSAL

Upon request by HISCO or HISCO's client for the manufacture and supply of molded paper pulp products, HISCO will forward this enquiry to a representative of ITP only. The HISCO representative will obtain any available details of the transaction (ie. name of client, telephone number and contact, number of pieces required, shipping requirements and payment terms) and forward this information to the ITP contact. Should HISCO decide to manufacture the product for its clients on its own Emery equipment, then HISCO will notify ITP of its decision to do so within a reasonable period of time. (see paragraph 3. for Notification).

3  NOTIFICATION

Should ITP be unable to bring forth a capable and quality manufacturer of moulded paper pulp packaging products within a reasonable period of time (no longer than 180 days, unless agreed to by HISCO and ITP in writing) then ITP will notify HISCO by facsimile transmission and telephone. HISCO will then be in the position to source the required manufacturer for the client's requirements.
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cont'd
All notices will be sent to the addresses of the parties noted below:


INTERNATIONAL TECHNOLOGY PACKAGING     HISCO
1040 RIVERSIDE DRIVE, UNIT 33          6650 CONCORD PARK DR.
LONDON, ONTARIO                        HOUSTON, TEXAS
N6H 5H1                                77040


4. RESPONSIBILITIES OF ITP

a) To provide sales representation and assistance satisfactory to HISCO in the co-ordinating of sourcing capable, quality manufacturers for HISCO and their clients when demand of the molded paper pulp product is requested by HISCO and/or their client.

b) Sourcing Service

   i) Upon receipt of the client information from HISCO or from their client directly, ITP will respond in a reasonable length of time with a quotation and rendition of the product's proposed design(s) for the client by facsimile or courier, ITP will present all proposals to HISCO unless otherwise directed by HISCO.

  ii) Should the quotation be unacceptable to HISCO or its client then ITP will endeavour to negotiate with the molded paper pulp packaging manufacturer and attempt to resolve the issues to the satisfaction of all parties concerned. Should a molded paper pulp packaging source prove to be unwilling or unable to provide sufficient resources to satisfy the HISCO client, then ITP will continue to source alternative manufacturers to satisfy the HISCO client's requirements.

  iv) Should ITP be unable to provide a solution for a HISCO client within 180 days of receipt of all information necessary to provide client with a comprehensive quotation, then HISCO will then be in the position to source the required manufacturer for the client's requirements at its own discretion.


5. FEES TO ITP

It is understood that the services noted herein are at no charge to HISCO. ITP reserves the right to negotiate and receive fees from any lenders, manufacturers, clients or brokers for the arranging of debt, selling of moulded pulp products, or selling of any moulded pulp manufacturing equipment. It is understood that HISCO will not share in any of these revenues with ITP. ITP will provide the services noted herein to HISCO at its own expense. In the event ITP produces a client which is not a HISCO client and thereby creating a new relationship between HISCO and the client, then ITP reserves the right to negotiate with HISCO for compensation for the new client's purchase of molded pulp paper packaging products sold and distributed through HISCO.


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6.  HISCO RESPONSIBILITIES

a) To promote ITP and Emery's joint abilities for the manufacturing of molded paper pulp packaging products to its client's and associates.

b) To assist ITP, its Emery clients and funder base in the creation of any new manufacturing facilities for the production of molded paper pulp packaging which will ultimately benefit HISCO or it's clients. Specifically, Hisco's credibility in distribution, payment record, length of time in business and balance sheet will give our lenders the assurance that a purchase order from Hisco will leverage our ability to finance and build paper pulp molding plants in locations strategic to the manufacturer, Hisco and the Hisco client.

6.  CONFIDENTIALITY

ITP shall not disclose, sell or otherwise make available any Confidential Matter to any person, either during or subsequent to the relationship between HISCO and ITP. Confidential Matter is any information (given verbally or in writing) not generally available or known by the public provided by, about, or belonging to HISCO or its client. This includes "know how", ideas, inventions, innovations, improvements, business conceptions, markets, formulae, processes, computer programs, research reports, and any other matter of a similar nature. Conversely, any Confidential Matter learned or given verbally or in writing to HISCO from ITP shall be held in the same respect.

7.  TERM OF FIRST RIGHT OF REFUSAL AGREEMENT

This agreement shall be in full force and effect for a period of two years from the date of execution.

This agreement may be terminated by mutual consent of both parties where a notification of intent to terminate is issued by either party stating the reason(s) for termination, and a ninety (90) day notice. Upon receipt of the Notification of Termination, the parties may attempt to resolve the reason(s) for termination. Should the parties resolve the issues, then the notice will be null and void and a letter from the notifying party will be forwarded to the other party confirming the continuation of this agreement and any understandings that may have come as a result of the resolution.

This Agreement shall be binding upon and ensure to the benefit of the parties hereto, their successors and assigns.

AGREED TO THIS 19 DAY OF APRIL, 1999

INTERNATIONAL TECHNOLOGY PACKAGING               HISCO
(A Division of Castle Keep Holding, (USA) Inc.)

PER /s/ Howard Keep                             PER /s/ Richard L. Powers
   -----------------------------                    --------------------------
        Howard Keep                                     Richard L. Powers

Witnessed by: /s/ Terrance Keep        Witnessed by: /s/ Patricia H. Izzie
             -------------------                    --------------------------
                  Terrance Keep                          Patricia H. Izzie